UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 16, 2018 (August 10, 2018)

SENECA FOODS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	0-01989 (Commission File Number)	16-0733425 (IRS Employer Identification No.)

3736 South Main Street, Marion, New York 14505-9751

(Address of Principal Executive Offices, including zip code)

(315) 926-8100

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On August 10, 2018, Seneca Foods LLC, a Delaware limited liability company and wholly owned subsidiary of Seneca Foods Corporation (together with its subsidiaries, the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with G3 Enterprises, Inc. (the “Purchaser”) for the sale of the Company’s fruit processing plant in California, (the “Property”) for $65.0 million (the “Sale”).

The closing of the Sale is subject to the satisfaction or waiver of certain closing conditions customary for transactions of this type including a due diligence inspection by Purchaser during a period commencing on August 10, 2018 and ending on September 24, 2018 (the “Feasibility Period”). Although the Company is generally under no obligation to cure any objections raised by Purchaser resulting from its inspection, the Purchaser may terminate the Agreement, in its sole discretion, during the Feasibility Period. The closing of the Sale is expected to occur fifteen calendar days after the expiration of the Feasibility Period, subject to potential extensions as set forth in the Agreement.

The Agreement contains representations and warranties customary for transactions of this type. The Company has also agreed to various customary seller covenants, including, among others, not to market the Property or solicit or accept any offers or inquiries regarding the Property during the exclusivity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                    August 16, 2018

SENECA FOODS CORPORATION

By: /s/Timothy J. Benjamin

Timothy J. Benjamin

Chief Financial Officer